Exhibit 99


                  Midas Rex                          Medtronic
                  Stephen A. Koffler                 Chris O'Connell
                  President, Koffler & Company       Investors Relations
                  310/312-0877                       612/514-3038

                                                     Jessica Stoltenberg
                                                     Public Relations
                                                     612/514-3333

                MEDTRONIC ACQUIRES MIDAS REX, A TECHNOLOGY LEADER
                     IN HIGH SPEED SURGICAL INSTRUMENTATION


         MINNEAPOLIS, MN, September 22, 1998 -- In a move designed to significantly expand its neurosurgical product offerings, Medtronic, Inc. (NYSE:MDT), today announced that it had signed a definitive agreement to acquire Midas Rex, L.P., of Fort Worth, Texas. Medtronic will acquire all assets and certain liabilities of Midas Rex, a privately held company with anticipated 1998 revenues of approximately $55 million. Medtronic expects the transaction to be neutral to earnings in fiscal 1999 and accretive thereafter. Further financial details were not disclosed.

         Midas Rex, which will become a part of Medtronic's PS Medical neurosurgery business, is the market leader in high-speed neurological powered instruments, including pneumatic instrumentation for surgical dissection of bones, biometals, bioceramics and bioplastics. Other instruments manufactured by Midas Rex assist in orthopedic, otolaryngological, maxillofacial and craniofacial procedures, as well as plastic surgery.

         "We are delighted to be joined by this successful company, whose neurosurgical powered instruments set the `gold standard' in the industry," said John Meslow, senior vice president and president, Medtronic Neurological Business. "Their number one market position in neurological instrumentation and their outstanding training institute will significantly add to Medtronic's capabilities in these areas."

         Since its founding in 1962, Midas Rex has trained approximately 5,000 neurosurgeons in the United States to use the latest technological advances in this field. In 1978, the Midas Rex Institute was formed as a source of educational programs and training opportunities for surgeons and operating room personnel. Led by 16 Ph.D. employees who specialize in educational training and product development, the Midas Rex Institute offers more than 100 workshops each year, worldwide.

         Midas Rex, a privately held company with more than 180 employees, now markets its products through independent distributors in 48 countries.
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         Midas  Rex  will  be a part  of  Medtronic's  PS  Medical  neurosurgery business based in Goleta, California. PS Medical is the world market leader in cerebrospinal fluid (CSF) shunts, devices implanted to prevent a dangerous accumulation of fluids in the brain's ventricles in cases of hydrocephalus or
brain  injury.   In  addition,   the  company   manufactures   and   distributes
neurosurgical implants such as catheters, reservoirs and fluid drainage systems for access throughout the central nervous system.

         Medtronic, Inc., is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

                                      * * *

         Any statements made regarding anticipated financial results are forward-looking statements which are subject to risks and uncertainties, such as those described in the company's Annual Report on Form 10K for the year ended April 30, 1998. Actual results may differ materially from anticipated results.